                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                         BREAKAWAY SOLUTIONS, INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                                    PRELIMINARY COPY
                                                    FILED ON JANUARY 29, 2001

                           BREAKAWAY SOLUTIONS, INC.
                                 2 SEAPORT LANE
                          BOSTON, MASSACHUSETTS 02210

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD WEDNESDAY, MARCH 14, 2001

                            ------------------------

To the Stockholders of Breakaway Solutions, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Breakaway Solutions, Inc., a Delaware corporation (the "Company"), will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Wednesday, March 14, 2001, at 10:00 a.m. local time, for the following purposes:

1. To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, par value $0.000125 per share, from 80,000,000 shares to 160,000,000 shares; and

2. To transact such other business, if any, as may properly come before the Meeting or any adjournments thereof.

    The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

    Only stockholders of the Company of record at the close of business on February 8, 2001 are entitled to notice of, and to vote at, the Meeting and any adjournments thereof. All of the Company's stockholders are cordially invited to attend the Meeting.

                                       By Order of the Board of Directors
                                        Kevin Comerford, SECRETARY
                                        Boston, Massachusetts
                                        February [  ], 2001

    Whether or not you expect to attend the Meeting, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. No postage is required if mailed in the United States. Any of the Company's stockholders attending the Meeting may vote in person even if that stockholder has returned a proxy.

       YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                                    PRELIMINARY COPY
                                                    FILED ON JANUARY 29, 2001

                           BREAKAWAY SOLUTIONS, INC.
                                 2 SEAPORT LANE
                          BOSTON, MASSACHUSETTS 02210

                            ------------------------

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON WEDNESDAY, MARCH 14, 2001

                            ------------------------

                  FIRST MAILED ON OR ABOUT FEBRUARY [  ], 2001

                            ------------------------

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Breakaway Solutions, Inc., a Delaware corporation (the "Company"), for use at the Company's Special Meeting of Stockholders (the "Meeting") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on Wednesday, March 14, 2001, at 10:00 a.m. local time, and at any adjournments thereof. The Notice of Special Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders ("Stockholders"), on or about
February [ ], 2001. The Company's principal executive offices are located at 2 Seaport Lane, Boston, Massachusetts 02210 and its telephone number is
(617) 275-3000.

EXPENSES OF PROXY SOLICITATION

    The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of the Company's common stock, par value $0.000125 per share (the "Common Stock") held in their names. The Company will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to solicitation of proxies by mail, the Company's directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews. The Company has retained a proxy solicitation firm, Morrow & Co., Inc., to aid it in the solicitation process. The Company will pay this firm an estimated fee of $5,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

    The following table sets forth certain information, as of January 1, 2001, with respect to the beneficial ownership of shares of the Common Stock by
(i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company,
(iii) the Chief Executive Officer and each of the Company's other executive officers who were serving as executive officers on December 31, 2000 and
(iv) all executive officers and directors of the Company, as a group.

                                                                  AMOUNT AND NATURE OF
                                                                BENEFICIAL OWNERSHIP (1)
                                                     ----------------------------------------------
                                                     NUMBER OF SHARES OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(2)               STOCK BENEFICIALLY OWNED    PERCENT OF COMMON
---------------------------------------              --------------------------   -----------------
5% STOCKHOLDERS:
Internet Capital Group, Inc.(3)....................          25,180,921                 42.8%
Invest Inc.(4).....................................           3,646,562                  7.3
Christopher H. Greendale(5)........................           1,276,800                  2.5
Walter W. Buckley, III(6)..........................          25,328,665                 43.0
Frank Selldorff....................................           4,139,400                  8.3
OTHER DIRECTORS AND EXECUTIVE OFFICERS:
Bader Al-Rezaihan(7)...............................           3,646,562                  6.9
Richard Wallman....................................                  --                   --
Gordon Brooks(8)...................................           4,980,678                  9.2
Kevin Comerford(9).................................             133,001                    *
William Loftus (10)................................           1,855,232                  3.8
Maureen Ellenberger................................           1,125,605                  2.3
John Loftus(11)....................................             495,109                  1.0
All executive officers and directors as a group
  (10 persons including one former director)(12)...          42,981,052                 63.9

------------------------

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to the knowledge of the Company based upon information provided by such persons, each person listed above has sole voting and investment power with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options, warrants or other securities convertible into Common Stock, held by such person which are currently exercisable (or convertible) within 60 days after January 1, 2001.

(2) Unless otherwise specified, the address of each officer and director is c/o Breakaway Solutions, Inc., 2 Seaport Lane, Boston, Massachusetts, 02210.

(3) Includes 176,288 shares issuable upon the exercise of a warrant. In addition, includes 9,737,447 shares issuable upon the exercise of another warrant issued to ICG Holdings, Inc., an affiliate of Internet Capital Group on January 19, 2001. The address of Internet Capital Group, Inc. is 600 Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(4) Includes 1,014,983 shares issuable upon the exercise of a warrant. These shares and the warrant were issued in a private placement on December 11, 2000. Bader Al-Rezaihan is the sole director and stockholder of Invest Inc. The address of Invest Inc. is c/o Capital Investment Corporation, Inc., 350 Park Avenue, 19th Floor, New York, New York 10022.

(5) Consists of 1,276,800 shares subject to outstanding stock options that are exercisable within the 60-day period following January 1, 2001.
    Mr. Greendale is a former managing director of the Internet Capital Group.

(6) Consists of 25,328,665 shares beneficially owned by Internet Capital Group and ICG Holdings, Inc. Mr. Buckley is President, Chief Executive Officer and a director of Internet Capital Group and President and a director of ICG Holdings, Inc. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group and ICG Holdings, Inc.

(7) Mr. Al-Rezaihan, is the sole director and stockholder of Invest Inc. The address of Mr. Al-Rezaihan is c/o Capital Investment Corporation, Inc., 350 Park Avenue, 19th Floor, New York, New York 10022. Mr. Al-Rezaihan resigned from the Board on January 8, 2001.

(8) Includes 25,538 shares held in a trust of which Mr. Brooks is the sole beneficiary and 87,400 shares transferred to a limited liability company of which Mr. Brooks is the sole manager and voting member. In addition, this number includes 174,462 shares subject to outstanding stock options held by a revocable trust of which Mr. Brooks is the sole beneficiary and 4,693,278 shares subject to outstanding stock options that are exercisable within the 60-day period following January 1, 2001.

(9) Includes 123,000 shares subject to outstanding options that are exercisable within the 60 day period following January 1, 2001.

(10) Includes an aggregate of 2,000 shares held by Mr. Loftus's children.
    Mr. Loftus disclaims beneficial ownership of such shares. Mr. Loftus is the brother of John Loftus who is also included in this table.

(11) Mr. Loftus is the brother of William Loftus who is also included in this table.

(12) Includes an aggregate of 7,077,540 shares issuable upon the exercise of outstanding stock options held by such executive officers and directors within the 60-day period following January 1, 2001. Also includes (i) 9,913,735 shares issuable upon the exercise of warrants held by Internet Capital Group and 15,414,930 shares held by Internet Capital Group, all of which are attributable to one director of the Company, and (ii) 1,014,983 shares issuable upon the exercise of warrants held by Invest, Inc. and 2,631,579 shares held by Invest, Inc. all of which are attributable to our former directors.

RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES

    The Board has fixed February 8, 2001 as the record date (the "Record Date") for determining holders of the Common Stock, who are entitled to vote at the
Meeting. As of the Record Date, the Company had [            ] shares of Common
Stock issued and outstanding and entitled to vote at the Meeting.

    Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for Stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

    The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the amendment to the Company's Third Amended and Restated Certificate of Incorporation (the "Restated Charter"). Shares which abstain from voting, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes"), will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment to the Company's Restated Charter.

    Stockholders may vote by mail or in person, at the Meeting. To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

REVOCABILITY OF PROXY AND VOTING OF SHARES

    Any Stockholder giving a proxy has the power to revoke it at any time before the meeting. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 2 Seaport Lane, Boston, Massachusetts 02210, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Meeting and voting in person. If not revoked, the proxy will be voted at the Meeting in accordance with the Stockholder's instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted FOR the approval of the amendment to the Company's Restated Charter and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournments thereof.

                      PROPOSAL 1--APPROVAL OF AMENDMENT TO
            THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    The Company's Restated Charter currently authorizes the issuance of
80.0 million shares of Common Stock. In January 2001, the Board adopted resolutions, subject to stockholder approval, proposing an amendment to the Restated Charter providing for an increase in the authorized number of shares of Common Stock from 80.0 million to 160.0 million shares. If approved by the stockholders, such amendment would become effective upon the filing of a certificate of amendment to the Restated Charter with the Secretary of State of the State of Delaware. As described below, the Company currently has no shares of Common Stock that are authorized, not subject to any reserves and available for corporate purposes.

CHARTER AMENDMENT

    The Board has adopted resolutions setting forth the proposed amendment to the first paragraph of Article Fourth of the Restated Charter (the "Charter Amendment"), the advisability of the Charter Amendment, and a call for submission of the Charter Amendment for approval by the Stockholders at the Meeting. The following is the text of the first paragraph of Article Fourth of the Restated Charter as proposed to be amended:

       FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 165,000,000 shares, consisting of (i) 160,000,000 shares of Common Stock, $0.000125 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock").

PURPOSE AND EFFECT OF THE PROPOSED CHARTER AMENDMENT

    The Board believes it is necessary to increase the number of authorized shares of Common Stock in order to give the Company, among other things, the ability to raise and maintain additional capital funds through the sale of stock. The ability to raise capital is important for the Company in order to facilitate growth, form strategic relationships and alliances and effect stock dividends and stock splits. The Company does not currently have sufficient shares of Common Stock authorized under the Restated Charter to account for, in addition to its issued and outstanding shares, the shares reserved for issuance under the Company's stock plans and the shares reserved for issuance upon the exercise of outstanding warrants issued by the Company.

    Specifically, on January 19, 2001 the Company issued to ICG Holdings, Inc., a Delaware corporation ("ICG Holdings"), warrants to purchase up to 9.7 million shares of Common Stock at a per share exercise price of $0.6875, such shares and exercise price subject to adjustment in certain events (the "January Warrants"). The Company issued the January Warrants in connection with the definitive agreements it entered into on that date with respect to a secured financing (the "Financing") with ICG Holdings. ICG Holdings is an affiliate of Internet Capital Group, Inc., a Delaware corporation and the Registrant's largest stockholder ("ICG"). Walter W. Buckley, III, a director of the Company, is President and a director of ICG Holdings and is President, Chief Executive Officer and a director of ICG. Pursuant to the Financing, the Company borrowed $5.0 million from ICG Holdings at an interest rate of 12% per annum (or 18% after an event of default). Principal and interest are due and payable in full on March 12, 2001 and are fully secured by substantially all of the Company's assets.

    Upon the issuance of the January Warrants, of the 80.0 million shares of Common Stock the Company is authorized to issue, approximately
(i) 48.9 million shares were issued and outstanding, (ii) 21.4 million shares were reserved for issuance under the Company's stock plans and
(iii) 1.4 million shares were reserved for issuance upon the exercise of outstanding warrants issued by the Company. Accordingly, the Company had only approximately 8.3 million shares of Common Stock that were authorized, not subject to any reserves and available for corporate purposes. As the January Warrants are exercisable for up to 9.7 million shares of Common Stock, the issuance of the January Warrants created a commitment by the Company to issue approximately 1.4 million shares of Common Stock in excess of the 80.0 million shares of Common Stock authorized for issuance under the Restated Charter.

    Under the terms of the January Warrants, if the January Warrants are exercised and the Company does not then have sufficient shares of Common Stock authorized and available for issuance for that exercise, the Company is required to pay to the holder of the January Warrants a cash sum for each unissued share equal to the difference obtained by subtracting the per share exercise price of the January Warrants from the fair market value per share of Common Stock. However, the Company is not required to make any such payment (i) if the Charter Amendment is approved by the Stockholders at the Meeting or (ii) if ICG and its wholly owned subsidiaries do not vote all shares of Common Stock over which they have voting control in favor of the Charter Amendment. Therefore, if the Stockholders approve the Charter Amendment at the Meeting, the Company will be able to reserve sufficient shares of Common Stock for issuance under the January Warrants and will not be required to make cash payments under the terms of the January Warrants upon an exercise of the January Warrants when the Company does not have sufficient shares of Common Stock authorized and available for issuance for that exercise.

    The Board also believes that the proposed increase in the number of authorized shares of Common Stock is desirable to maintain the Company's flexibility in choosing how to pay for acquisitions. The Company has acquired a number of companies in order to expand its ability to provide diverse and innovative solutions to its customers. The Company may acquire additional companies for these and other business reasons. From time to time, the Company uses shares of Common Stock to pay for acquisitions. While the Company is in acquisition discussions from time to time with other companies and may consider issuing shares of Common Stock in the future for such acquisitions, the Company does not presently have any such agreements, understandings or arrangements that will or could result in the issuance of any shares.

    In addition, the Board believes that the availability of additional shares of Common Stock will provide the Company with the flexibility to issue shares for a variety of other purposes that the Board may deem advisable without further action by the Company's stockholders, unless required by law, regulation or stock market rule. These purposes could include, among other things, to finance personal property leases, to finance the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans, and other bona fide corporate purposes. Approval of the proposal will give the Company greater flexibility in pursuing business opportunities and to attract or retain personnel.

    In some situations, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a Stockholder's percentage voting power in the Company. The issuance of additional shares of Common Stock may also adversely affect the market price of the Common Stock. In addition, depending upon the nature and terms thereof, such issuances could enable the Board to render more difficult or discourage an attempt to obtain a controlling interest in the Company or the removal of the incumbent Board and may discourage unsolicited takeover attempts which might be desirable to Stockholders. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to take over the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares to the holders of Common Stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals. If the Charter Amendment is adopted, more Common Stock of the Company would be available for such purposes than is currently available.

    The Board is not proposing the Charter Amendment in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, the Charter Amendment is not part of any plan by management to recommend a series of similar amendments to the Board and the Stockholders. Finally, the Board does not currently contemplate recommending the adoption of any other amendments to the Restated Charter which could be construed to affect the ability of third parties to take over or change control of the Company.

    If this proposal is approved by the Stockholders at the Meeting, upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware, the Company will have approximately 78.6 million authorized but unissued and unreserved shares of Common Stock.

DESCRIPTION OF THE COMMON STOCK

    The holders of Common Stock of the Company are entitled to one vote for each share held of record on all matters to be voted on by the Stockholders. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor. The Company never has paid cash dividends on its shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the shares of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock,. if any, having preference over the Common Stock, Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

    THE BOARD BELIEVES THAT THE CHARTER AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                       By Order of the Board of Directors
                                        Kevin Comerford, SECRETARY
                                        Boston, Massachusetts
                                        February [  ], 2001

                                                             Preliminary Copy
                                                    Filed on January 29, 2001


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            BREAKAWAY SOLUTIONS, INC.
                                 2 SEAPORT LANE
                           BOSTON, MASSACHUSETTS 02210

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MARCH 14, 2001

         The undersigned stockholder of BREAKAWAY SOLUTIONS, INC., a Delaware corporation (the "Company"), revoking all prior proxies, hereby appoints Gordon Brooks and Kevin Comerford, and each or either of them his/her/its attorneys and agents with full power of substitution to vote as Proxy for the undersigned stockholder as herein stated at the Special Meeting of stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Wednesday, March 14, 2001 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, with all the power which the undersigned would possess if personally present at said meeting, on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the Special Meeting.

                                  **IMPORTANT**
     PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND MAIL THIS PROXY
                     IMMEDIATELY IN THE ENCLOSED ENEVELOPE

SEE REVERSE SIDE

-------------------------------------------------------------------------------
|X| Please mark your votes as in this example.

-------------------------------------------------------------------------------
1. To approve an amendment (the "Amendment") to the Company's Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.000125 per share, from 80,000,000 to 160,000,000 shares.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                         |_| FOR |_| AGAINST |_| ABSTAIN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
2. To transact any other business as may properly come before the special meeting or any adjournment of postponement of the special meeting, including potential adjournments or postponements of the Special Meeting to solicit additional proxies to approve and adopt the Amendment.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                         |_| FOR |_| AGAINST |_| ABSTAIN
-------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1 AND 2 SET FORTH ABOVE.
-------------------------------------------------------------------------------

Mark here for address change and note below. |_|

Dated:               , 2001
      ---------------                              ----------------------------
                                                   Signature(s)

Address:
         ------------------------                  ----------------------------
                                                   Signature(s)
         -----------------------

         -----------------------
-------------------------------------------------------------------------------

Please sign your name exactly as it appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, etc., please give your full title as it appears herein. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.